EXHIBIT  99

For Immediate Release                            Contact:     John T. O'Neill
February 5, 1998                                                 401-727-5600
                                                          Renita E. O'Connell
                                                                 401-727-5401


           HASBRO REPORTS 15% INCREASE IN 1997 EARNINGS PER SHARE

        COMPANY ACHIEVES RECORD RESULTS BEFORE RESTRUCTURING CHARGES


	Pawtucket, RI (February 5, 1998) -- Hasbro, Inc. (HAS:ASE) today reported record fourth quarter and full-year revenues and earnings for 1997, prior to taking $140.0 million of one-time, pre-tax charges ($92.4 million after-tax) related to the previously announced Global Integration and Profit Enhancement Program. Net earnings increased 14% to $227.4 million and earnings per share increased 15% to $1.77, excluding the one-time charges. The $140.0 million of charges relate to continued consolidation of manufacturing operations, streamlining of marketing and sales, and the further leveraging of overheads, and are shown on the Restructuring Charge line ($125.0 million) and included in Cost of Sales ($15.0 million).

"I am pleased to report that 1997 was a record year for Hasbro," said Alan G. Hassenfeld, Chairman and Chief Executive Officer, "as we achieved our best-ever fourth quarter and full-year revenues, earnings and earnings per share excluding the one-time charges. We are pleased to deliver a second year of 15% growth in earnings per share for our shareholders, consistent with our long-term target."

The Company is providing Basic and Diluted earnings per share in compliance with Statement of Financial Accounting Standards No. 128, Earnings per Share, and has restated all prior period amounts.

For the full year, net revenues in local currencies increased 9%, partly offset by the $91 million, or 3%, adverse impact of the stronger U.S. dollar. Reported revenues were $3.2 billion, up 6% from $3.0 billion in 1996. Excluding the one-time charges, net earnings for the year increased 14% to $227.4 million from $199.9 million in 1996. Basic and diluted earnings per share each rose 15% from 1996, increasing to $1.77 from $1.54 and to $1.69 from $1.47, respectively. After the one-time charges, 1997 net earnings were $135.0 million, and basic and diluted earnings per share were $1.05 and $1.02, respectively.

In the fourth quarter, net revenues in local currencies increased 6%, partly offset by the $45 million, or 4%, adverse impact of the continued strength of the U.S. dollar, resulting in reported net revenues of $1.1 billion. Excluding the one-time charges, net earnings for the fourth quarter increased 12% to $111.3 million from $99.1 million reported a year ago. Basic earnings per share increased 10% to $0.85 from $0.77 in 1996, while diluted earnings per share increased 14% to $0.82 from $0.72. After the one-time charges, fourth quarter 1997 net earnings were $18.9 million, and basic and diluted earnings per share each were $0.14.

"Our revenue growth throughout 1997 was primarily driven by our United States operations, including our growing CD-ROM business, where sales more than doubled over 1996," said Mr. Hassenfeld. "Other contributors were products associated with our three major entertainment properties, Star Wars(R), Jurassic Park(TM) and Batman(TM) as well as the recently acquired OddzOn toy and interactive candy items. Internationally, growth continued to be led by Canada, Mexico and Latin America but was moderated by the effects of the stronger U.S. dollar, particularly on our European operations."

"Our earnings growth for the fourth quarter and the year, prior to the one-time charges, followed the revenue pattern and was largely attributable to North American operations," continued Hassenfeld. "We also added value for our shareholders by investing $135 million during 1997 to buy back 4.8 million shares. In December, our Board of Directors authorized a $500 million stock buyback program. We expect to utilize this authorization over the next two to three years."

"As we enter 1998, we will further leverage our costs and continue to invest in our stock and our future," added Hassenfeld. "Our library of brands is unmatched. We look forward to the debut of Teletubbies on PBS in April, and the summer movie release of DreamWorks' `Small Soldiers'. Also, this year we will introduce more than 100 new Star Wars items that will help set the stage for 1999, when the much-anticipated first Star Wars prequel will debut. Hasbro is on track and stronger than ever."


                                # # #
                          (Tables Attached)



                                  HASBRO, INC.

                       CONSOLIDATED STATEMENTS OF EARNINGS



(Thousands of Dollars and Shares Except Per Share Data)

                                   Quarter Ended             Year Ended
                                --------------------    --------------------
                                 Dec. 28,   Dec. 29,     Dec. 28,   Dec. 29,
                                   1997       1996         1997       1996
                                ---------  ---------    ---------  ---------
Net Revenues                   $1,133,356 $1,106,928   $3,188,559 $3,002,370
Cost of Sales                     467,743    484,669    1,359,058  1,328,897
                                ---------  ---------    ---------  ---------
Gross Profit                      665,613    622,259    1,829,501  1,673,473
Amortization                       20,800     10,319       53,767     40,064
Royalties, Research and
 Development                      132,573    114,787      386,912    319,494
Advertising                       157,156    165,110      411,574    418,003
Selling, Distribution and
 Administration                   183,855    166,430      617,140    563,645
Restructuring Charge              125,000          -      125,000          -
                                ---------    -------    ---------  ---------
Operating Profit                   46,229    165,613      235,108    332,267
Interest Expense                    8,366     11,787       27,486     31,465
Other (Income) Expense, Net         9,209        119        3,097     (6,091)
                                ---------  ---------    ---------  ---------
Earnings Before Income Taxes       28,654    153,707      204,525    306,893
Income Taxes                        9,743     54,615       69,539    106,981
                                ---------  ---------    ---------  ---------
Net Earnings                   $   18,911     99,092   $  134,986    199,912
                                =========  =========    =========  =========

Per Common Share
  Net Earnings
    Basic                      $      .14 $      .77   $     1.05 $     1.54
                                =========  =========    =========  =========
    Diluted                    $      .14 $      .72   $     1.02 $     1.47
                                =========  =========    =========  =========

  Cash Dividends Declared      $      .08 $      .07   $      .32 $      .27
                                =========  =========    =========  =========

Weighted Average Number
 of Shares
  Basic                           131,537    129,205      128,726    130,041
                                =========  =========    =========  =========
  Diluted                         136,857    139,221      137,569    139,522
                                =========  =========    =========  =========




                                  HASBRO, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEETS


  (Thousands of Dollars)



                                                    Dec. 28,        Dec. 29,
                                                      1997            1996
                                                   ---------       ---------
                   Assets

  Cash and Temporary Investments                  $  361,785      $  218,971
  Accounts Receivable, Net                           783,008         807,149
  Inventories                                        242,702         273,247
  Other                                              186,379         187,222
                                                   ---------       ---------
  Total Current Assets                             1,573,874       1,486,589
  Property, Plant and Equipment, Net                 280,603         313,545
  Other Assets                                     1,045,240         901,375
                                                   ---------       ---------
  Total Assets                                    $2,899,717      $2,701,509
                                                   =========       =========

        Liabilities and Shareholders' Equity

  Short-term Borrowings                           $  122,024      $  120,736
  Payables and Accrued Liablities                    881,522         710,082
                                                   ---------       ---------
  Total Current Liabilities                        1,003,546         830,818
  Long-term Debt                                           -         149,382
  Deferred Liabilities                                58,054          69,263
                                                   ---------       ---------
  Total Liabilities                                1,061,600       1,049,463
  Total Shareholders' Equity                       1,838,117       1,652,046
                                                   ---------       ---------
  Total Liabilities and Shareholders' Equity      $2,899,717      $2,701,509
                                                   =========       =========